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                                                      Exhibit 2.2


                        CONTRACT OF SALE


                     Dated October 10, 1997


                             between


                   HUDSON PALISADES ASSOCIATES
                                      as Seller
                               and


               HOME PROPERTIES OF NEW YORK, L.P.,

                                      as Buyer







  Affecting Premises Located in the Borough of Pleasant Hills,
    County of Allegheny and the Commonwealth of Pennsylvania



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                        Table of Contents



Section                                      Page

Included in Sale                             1
Purchase Price                               2
Permitted Encumbrances                       4
Title Review                                 5
Apportionment                                6
Assessments; Notices                         7
Closing Costs                                7
Date and Place of Closing                    8
Delivery At Closing                          8
Rent Roll                                    10
Buyer's/Seller's Representations             10
Bond Financing                               12
Casualty; Condemnation                       14
Buyer's Default                              15
Seller's Default                             15
Notices                                      15
Broker                                       16
Modifications                                16
No Waiver                                    17
Governing Law/Waiver of Jury                 17
Recordation                                  17
Seller's Obligations                         17
Arms Length                                  17
Entire Agreement                             17
Partial Invalidity                           17
Headings                                     17
Counterparts                                 18
Cumulative Remedies                          18
Attorneys' Fees                              18
Survival                                     18
Assignment                                   18
Tax Deferred Exchange                        18
Confidentiality                              19
Financial Access                             19
Certificate of Occupancy                     19
Units Needing Substantial Repair/Renovation  19


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                        CONTRACT OF SALE


     THIS CONTRACT OF SALE (this "Contract") made as of this 10th day of October, 1997, by and between HUDSON PALISADES ASSOCIATES, a New York general partnership, having its principal office at 245 Saw Mill River Road, Hawthorne, New York 10532 ("Seller"), and HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership having its principal office at 850 Clinton Avenue, Rochester, New York 14604 ("Buyer").

                      W I T N E S S E T H :

Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all those certain plots, pieces or parcels of land with the buildings and improvements erected thereon, situate, lying and being in the Borough of Pleasant Hills, County of Allegheny and the Commonwealth of Pennsylvania, being more particularly described in Exhibit A annexed hereto and made a part hereof (hereinafter referred to as the " Premises"), all upon and subject to the terms and conditions herein.

     1. Included in Sale: This sale includes all of the following which are applicable to the Premises (which, together with the Premises, are hereinafter referred to as the "Property"):

          (a) All right, title and interest of Seller in and to the buildings, structures and improvements located in, on or under the Premises; and

          (b) All right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road or avenue opened or proposed, in front of or adjoining the Premises; and

          (c) All right, title and interest of Seller in and to all personal property, furniture, fixtures, vehicles, office equipment, computer equipment, maintenance equipment and other equipment set forth on Exhibit H attached hereto and made a part hereof (hereinafter referred to as the "Personal Property"); and

          (d) All right, title and interest of Seller in and to all easements, rights-of-way, gores of land, passages, sewer rights, waters, water courses, water rights and powers and all estates, rights, titles, interests, privileges, liberties, hereditaments and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to the Premises;

          (e) All security deposits held by Seller pursuant to any leases with tenants at the Premises, now or hereafter made pursuant to this Contract (such tenants being hereinafter referred to as "Tenants" and such leases being hereinafter referred to as

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"Tenant Leases") and any rents paid or payable pursuant to any
Tenant Leases for the period commencing with the "Closing Date"
(as hereinafter defined), subject, however, to the terms and conditions hereof; and

          (f) All right, title and interest of Seller in and to all Tenant Leases, permits, certificates, consents, licenses and concessions of or relating to the possession, use, occupancy or enjoyment of all or any portion of the Premises, whether now existing or hereafter made; and

          (g) All right, title and interest of Seller in and to any and all contracts and agreements, written or oral, expressed or implied, now or hereafter entered into or arising, in connection with any matter related to the Property including, without limitation, any and all service contracts and repair agreements and warranty and guaranty rights, if any; and

          (h) All right, title and interest of Seller in and to the trade name "Cloverleaf Village Apartments".

     2. Purchase Price. The purchase price (hereinafter referred to as the "Purchase Price") for the Property is Three
Million and % ($3,000,000.00) Dollars is payable as follows:

          (a) Deposit. Upon the execution and delivery of this Contract, Buyer shall make a deposit (the "Contract Deposit") in the amount of One Hundred Thousand and % ($100,000.00) Dollars with Lawyers Title Insurance Corporation, located at Ten Bank Street, Suite 1120, White Plains, New York 10606 (hereinafter referred to as "Escrow Agent"). The Contract Deposit shall be made by check made payable to Lawyers Title Insurance Corporation, as Escrow Agent and shall be held in escrow by Escrow Agent in a Federally insured, interest bearing account, with interest payable to the party entitled to receive the Contract Deposit pursuant to the terms of this Contract. The Contract Deposit, together with all accrued interest thereon, shall be applied to the Purchase Price at "Closing" (as hereinafter defined) or if the Closing does not occur shall be paid to Seller unless this Contract expressly provides that it shall be paid to Buyer. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Contract Deposit, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (l0) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such ten (l0) day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or disposition of the same has been directed by a final, nonappealable court order or Escrow Agent may pay the Contract Deposit into court in accordance with proper court procedure. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience,

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that the Escrow Agent shall not be deemed to be the agent of either of the parties, except as expressly set forth herein, and that the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Contract or of any escrow agreement or involving gross negligence. Both parties shall jointly and severally reimburse and indemnify Escrow Agent harmless from and against any and all loss, liability, costs and expenses, including without limitation, reasonable attorneys' fees and expenses as a result of its performance of its duties and obligations under this Contract. Upon making the delivery of the Contract Deposit and interest earned thereon in the manner provided in this Contract, Escrow Agent shall have no further liability hereunder. The Escrow Agent joins in the execution of this Contract solely for the purpose of acknowledging receipt of the Contract Deposit and its agreement to hold the same pursuant to the terms hereof.
Anything contained herein to the contrary notwithstanding, Escrow Agent shall be free to represent Seller in any and all manner regarding this Contract and/or any dispute or litigation arising hereunder.

     (b) Balance at Closing. The balance of the Purchase Price shall be paid by Buyer at the Closing, subject to any credit and/or prorations provided for in this Contract. Said payment shall be made by certified or cashier's check payable to Seller or by wire transfer to Seller's account(s) or at Seller's direction to Escrow Agent, for the benefit of Seller and as agent for Seller or as Seller may direct in writing.

     3. Permitted Encumbrances. The Property shall be sold and conveyed subject to the following encumbrances (hereinafter referred to as the "Permitted Exceptions"):

     (a) Any state of facts a survey and/or inspection of the Property may show;

     (b) All present and future laws, statutes, codes, ordinances, rules, regulations, restrictions and orders affecting the Property, including without limitation, all zoning and building ordinances and regulations of the commonwealth, city, town and/or village in which the Property is located;

     (c) The lien of real estate taxes, assessments, water charges, sewer rents and municipal charges subject to apportionment as provided for herein;

     (d) All covenants, restrictions, easements, reservations, conditions, consents and agreements of record although Buyer shall have the right to review the title to the Property pursuant to paragraph 4 below, provided, however, Buyer shall not have the right to raise an objection to title to any of those matters set forth on Exhibit B attached hereto and made a part hereof unless any of those matters materially interfere with the current use of the Property, in which case the Buyer will have the right to object to same in accordance with the terms and provisions of paragraph 4(b) herein below, provided that such objections shall be made no later than ten (10) days after receipt of the Title Commitment (hereinafter defined);

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     (e)  All Tenant Leases, subleases, tenancies and rights of occupancy affecting the Property, all as may be affected by any rent laws, regulations, court rulings and court decisions; and to the form of lease being used at the Property, it being understood and agreed that such leases and tenancies may be terminated or expire between the date hereof and the Closing because of expiration, defaults, summary proceedings or for any other reason whatsoever and Seller shall not be liable therefor;

     (f) The rights, if any, relating to construction, maintenance and operation of public utility lines, wires, poles, cables, pipes, distributing boxes and other equipment and installations on, over and under the Property;

     (g) All violations of Federal, state and local laws, ordinances, regulations, rules, orders or requirements according to or issued by any governmental authority having jurisdiction with respect to the Property;

     (h) All maintenance, supply and service contracts set forth on Exhibit C annexed hereto and made a part hereof and any and all other such contracts and amendments, extensions or modifications thereto which Seller may enter into in the ordinary course of its business (collectively, the "Service Contracts"), provided, however, Seller hereby agrees that there will be no other Service Contracts which will continue in effect after Closing except as set forth in Exhibit C, except Seller shall have the right to enter into additional Service Contracts which would bind Buyer if Seller obtains Buyer's prior consent, which consent shall not be unreasonably withheld, denied, delayed or conditioned; and

     (i) Encroachments and/or projections of walls, foundations, stoops, cellar steps, areas, cornices, trim and/or other improvements and/or installations onto the Property or from the Property onto adjoining property; party walls and/or party wall rights; variations between the record lot lines of the Property and those shown on the tax map; and/or consents of record for the erection and/or maintenance of any structures on, under or above any streets or roads in front of or adjoining the Property.

     4.  Title Review.

     (a) Buyer has the right to review title to the Property and raise objections thereto (except as provided in paragraph 3(d) above) during the ten (10) day period commencing on the date Buyer receives the title insurance commitment with respect to the Property, as discussed below. In the event Buyer wishes to raise any objections to the title to the Property (except as provided in paragraph 3(d) above), Buyer shall follow the procedure set forth in Paragraph 4(b) below. In the event Buyer does not raise any objections to the title to the Property within said ten (10) day period, in accordance with paragraph 4(b) below, then Buyer shall be deemed to have agreed to accept title to the Property in the state as set forth in the title insurance commitment.

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     (b)  Buyer shall order, within five (5) days after the date on which a fully executed counterpart of this Contract is delivered to Buyer (hereinafter the "Effective Date"), a title insurance commitment (the "Title Commitment") from a reputable title insurance company licensed to do business in the Commonwealth of Pennsylvania (hereinafter referred to as the "Title Company") which shall commit to insure at Closing Buyer's title to the Property. Buyer, within ten (10) days after receipt of the Title Commitment, shall notify Seller in writing of any objections as to the marketability of title matters reflected in such Title Commitment (except any exceptions which are shown on Exhibit B attached hereto, as provided in paragraph 3(d) above). To the extent that Buyer does not furnish Seller with written notice of objections to the Title Commitment, within ten (10) days after receipt of the Title Commitment , Buyer shall be deemed to have waived any such objections to the Title Commitment and to the status of title of the Property. If Buyer shall notify Seller in writing of any objections as to the marketability of title as reflected in the Title Commitment within such ten (10) day period , then Seller shall have the right at its option to cure said objections or the right not to cure said objections. Seller shall notify Buyer as to its election within ten (10) days after receipt of Buyer's notice of objections. If Seller shall elect not to cure said objections, then Buyer shall have the right to elect either to accept title subject to such objected items without any reduction in the Purchase Price or to terminate this Contract. Buyer shall notify Seller as to its election within seven (7) days of receipt of Seller's notice to Buyer of its election not to cure said objections. If Buyer shall fail to give Seller such notice of Buyer's election either to accept title or to terminate this Contract within the time specified, it shall be presumed conclusively that Buyer has elected to accept title to the Property subject to such objected items without any reduction in the Purchase Price. If Buyer elects to terminate this Contract within the time specified above, neither Buyer nor Seller shall have any further liability hereunder (except as otherwise expressly provided in this Contract), provided, however, Buyer shall have the right to a return of the Contract Deposit and Buyer shall be obligated to pay all charges relating to said Title Commitment. In the event Seller elects to cure any objections raised by Buyer concerning said Title Commitment, Seller shall have a reasonable period of time within which to cure such objections. After Buyer has approved the state of title as per the above, Buyer shall have no right to object to the state of title to the Property, except as to any encumbrances on title which are caused by Seller between said time title was so approved and the date of Closing and which render title to the Property unmarketable.

     5.  Apportionment.

     (a)  The following are to be apportioned
as of midnight of the day prior to the Closing Date with respect to the Property and shall serve to reduce or increase, as the case may be, the cash to be paid at Closing:

          (i) Real estate taxes, sewer rents, water charges and similar charges (singularly "Imposition" and collectively "Impositions") on the basis of the respective periods for which the same are assessed. If the Closing shall occur before any such Imposition has been fixed, apportionment of such Imposition shall be based on the

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amount of the Imposition paid for the latest applicable period, but shall be re-apportioned upon receipt of the applicable bills therefor and upon demand of either party;

          (ii) Utility charges, including without limitation, water, gas, electrical and telephone services (to the extent not paid by Tenants), shall be apportioned based on final meter readings or bills, as the case may be. If the final meter reading or bill for any utility charge has not been rendered for the period in which the Closing Date occurs, such utility charges shall be adjusted at Closing on the basis of the charges for the most recent prior period, but shall be re-apportioned upon receipt of the final meter readings or applicable utility bills and upon the demand of either party;

          (iii) Current accounts paid or payable under any Service Contracts affecting the Property;

          (iv) All rents actually collected under the Tenant Leases for the month in which the Closing occurs. At Closing Seller shall furnish to Buyer a schedule of all rents and other charges which are then payable by Tenants of the Property, but which have not been paid and collected as of the Closing Date. Any such delinquent rents or charges collected by Buyer subsequent to the Closing Date for the month in which the Closing occurs (the "Closing Month") shall be pro-rated as of midnight of the day prior to the Closing Date and the pro-rated share payable to Seller shall be remitted to Seller promptly by Buyer, as hereinafter provided. Until the closing, Seller may (but shall not be required to) institute any action or proceeding against any Tenant based upon any default or failure of such Tenant to perform the terms, covenants or conditions of such Tenant's lease or tenancy. With respect to any months other than the Closing Month, if Buyer collects any such delinquent rents or charges owed by a Tenant or Tenants, then, the first rentals and monies received by Buyer (other than for the Closing Month) from such Tenant or Tenants shall be applied first to pay the rent due for the current month and any excess remaining shall be received in trust by Buyer for the account of Seller in payment of such past due rents or charges and shall be promptly remitted by Buyer to Seller forthwith. Seller shall have the right subsequent to the Closing to bring a legal proceeding against any Tenant to enforce collection of past due rents owed to Seller by said Tenant and Buyer shall make available to Seller all books and records required therefor and shall otherwise cooperate with Seller in connection therewith. All rent collected by Seller after Closing for any rental periods applicable to any time after the Closing shall belong to Buyer, and if paid to Seller, Seller shall promptly send such rent to Buyer. The provisions of this paragraph shall survive Closing.

          (v) At closing, Seller will assign all security deposits given by Tenants at the Property (including interest as required under applicable law or Tenant Lease) to Buyer, or in the alternative, at Seller's option, make an equivalent adjustment to the cash payable at Closing, and Buyer shall indemnify Seller from and against any and all claims made as a result of any actions or omissions of Buyer with respect thereto. Seller will not release any such security deposits in whole or in part nor retain any security deposits as an

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offset against unpaid rent due from any Tenant unless the said
Tenant is no longer in possession of an apartment at the Property; and

          (vi) All wages of employees of Seller working at the Property, if applicable.

     (b) The obligation pursuant to this paragraph 5 to apportion or re-apportion any of the foregoing items at or subsequent to the Closing shall survive the Closing for a period of twelve (12) months. At the expiration of said twelve (12) month period, unless either Seller or Buyer objects to an apportionment or demands a re-apportionment within such twelve
(12) month period, all adjustments shall be deemed final.

     6. Assessments; Notices. (a) If at the time of delivery of the "Deed" (as hereinafter defined), the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments, then, for the purposes of this Contract, all unpaid installments of any such assessment which are due and payable and constitute a lien as of the Closing Date shall be paid and discharged by Seller (subject to apportionment for the period in which the Closing occurs) and all other unpaid installments of any such assessment which are due and payable after the Closing Date shall be the sole responsibility of Buyer.

     7. Closing Costs. Seller shall pay at Closing one half (1/2) of any and all transfer taxes levied or assessed against or upon the conveyance of title to the Property. Buyer shall pay at Closing one half (1/2) of any and all transfer tax levied or assessed against or upon the conveyance of title to the Property and all other costs in connection with this Contract, including without limitation, the premiums and all other costs and expenses charged by the Title Company for the issuance of the Title Commitment and the title insurance policy to Buyer, any and all survey costs and costs and expenses in connection with Buyer's due diligence and other review of the Property. Buyer also shall pay at Closing the recording fees for the Deed and all other transfer documents. Except as otherwise expressly set forth herein, each party shall pay their own respective fees and costs, including attorney's fees and costs.

     8. Date and Place of Closing. Settlement, the delivery of the Deed and all other "Closing Documents" (as hereinafter defined) in exchange for the Purchase Price and the closing of title (herein referred to as the "Closing") shall take place in escrow, by mail, at the office of the Escrow Agent on the Closing Date. The Closing Date shall be on or before October 31, 1997, however, Seller shall have the right in its sole discretion to extend the Closing Date for a period not to exceed forty-five
(45) days on five (5) days prior written notice. Time shall be of the essence as to the October 31, 1997 closing date, or if Seller has so extended the closing date, time shall be of the essence with respect to such extended closing date. At Closing, the Escrow Agent shall release the Deed to Buyer for recordation (or to the Title Company if Buyer so directs) upon Escrow Agent's receipt of the Purchase Price in readily available Federal funds.

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     9.  Delivery At Closing.

     (a) At the Closing, Seller shall deliver to Buyer all of the following with respect to the Property (the "Closing
Documents"):

          (i) A special warranty deed, in substantially the same form as set forth in Exhibit D annexed hereto, conveying the Property to Buyer subject to the Permitted Exceptions and those exceptions listed on Schedule B of the Title Commitment which have not been objected to by Buyer or which have been objected to by Buyer and either been approved or, pursuant to the terms hereof, deemed approved by Buyer pursuant to paragraph 4(b), or cured by Seller (herein referred to as the "Deed");

          (ii)  A Bill of Sale conveying all Personal Property to
Buyer without recourse to Seller in substantially the same form as set forth in Exhibit E annexed hereto;

          (iii) An original executed Assignment and Assumption of all Tenant Leases and security deposits made under the Tenant Leases in substantially the same form as set forth in Exhibit I attached hereto, provided Seller has not elected to make an adjustment for the security deposits at Closing;

          (iv) Notice to all Tenants of the Property, duly executed by Seller, advising said Tenants of the sale of the Property to Buyer and directing that all rents and other payments, as of the Closing Date, be sent to Buyer (or, if Buyer shall so direct, to Buyer's Agent) at the address to be provided by Buyer;

          (v) Seller's affidavit stating Seller's Federal taxpayer identification number and certifying that Seller is not a foreign person, corporation, partnership, trust or estate as defined in the Internal Revenue Code and Regulations thereunder, pursuant to the Foreign Investment in Real Property Tax Act of 1980;

          (vi) Original executed counterpart of an Assignment and Assumption of all Service Contracts in substantially the same form as set forth in Exhibit I attached hereto;

          (vii) An affidavit of the party executing the Deed on behalf of Seller and an appropriate resolution or certificate of Seller stating that Seller and any persons acting for or on behalf of Seller are authorized and empowered to make this Contract and to perform all obligations on Seller's part to be performed hereunder and to convey title to the Property and to execute, where necessary, and to deliver all of the Closing Documents referenced herein to Buyer in accordance with the terms and provisions of this Contract;

          (viii) Properly executed transfer tax returns, to the extent required;

          (ix)  Keys to the Property;

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          (x)  A current "Rent Roll" (as hereinafter defined) as
of the Closing; and

          (xi) An original executed counterpart or (to the extent lost or unavailable) an accurate and complete copy of each one of the Tenant Leases, which shall be delivered to Buyer at the Property.

     (b) At the Closing, Buyer shall deliver to Seller all of the following:

          (i) Payment of the Purchase Price as required by and as adjusted pursuant to the terms and provisions of this Contract;

          (ii) An affidavit of the party executing this Contract on behalf of Buyer and an appropriate resolution or certificate of Buyer, in form reasonably satisfactory to Seller, stating that Buyer and any persons acting for or on behalf of Buyer are authorized and empowered to make this Contract and to perform all obligations on Buyer's part to be performed hereunder and to execute, where necessary, and to deliver all of the Closing Documents referenced herein in accordance with the terms and provisions of this Contract;

          (iii) Original executed counterpart of Assignment and Assumption of all Tenant Leases and security deposits made under the Tenant Leases if Seller has not elected to make an adjustment for security deposits at Closing; and

          (iv) Original executed counterpart of Assignment and Assumption of all Service Contracts.

     (c) It is understood and agreed that the Assignment and Assumption Agreements referred to above in paragraphs 9(a)(iii), 9(a)(vi), 9(b)(iii) and 9(b)(iv) shall contain an indemnity provision pursuant to which Seller will agree to indemnify Buyer and hold Buyer harmless from and against any loss, cost, liability or damages (including reasonable attorneys' fees) which result from, arise out of or relate to (i) any claims arising out of any of the Tenant Leases pertaining to any period prior to the Closing Date or (ii) any claims arising out of any of the Service Contracts pertaining to any period prior to the Closing Date, respectively. Notwithstanding the foregoing, the parties hereto hereby understand and agree that Buyer is purchasing the Properties on an "as is" basis and therefore Seller's obligation to indemnify and hold harmless Buyer, as hereinabove provided, shall not include any claim, loss, cost, liability or damages arising out of the condition of the Property (including without limitation, the environmental condition of the Property) or any portion thereof and that Buyer shall be responsible for all costs of repair, maintenance, environmental clean-up and replacement of the Properties and/or any portion thereof and shall not have any claim against Seller in connection therewith.

     (d) It is understood and agreed that the Assignment and Assumption Agreements referred to above in paragraphs 9(a)(iii), 9(a)(vi), 9(b)(iii) and 9(b)(iv) shall contain an

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indemnity agreement pursuant to which Buyer will agree to
indemnify Seller and hold Seller harmless from and against any loss, cost, liability or damages (including reasonable attorneys' fees) which result from, arise out of or relate to (i) any claims arising out of any of the Tenant Leases or security deposits pertaining to any period after the Closing Date commencing with the Closing Date or (ii) any claims arising out of any of the Service Contracts pertaining to any period after the Closing Date commencing with the Closing Date, respectively. Notwithstanding the foregoing, the parties hereto hereby understand and agree that Buyer is purchasing the Properties on an "as is" basis and therefore Buyer shall indemnify and hold harmless Seller from and against any claim, loss, cost, liability and/or damages arising out of the condition of the Properties (including without limitation, the environmental condition of the Property) and/or any portion thereof regardless of when any such claim, loss, cost, liability or damages arises on, prior to or after the Closing Date.

     10.  Rent Roll.

     Annexed hereto and made a part hereof as Exhibit F is a complete and correct rent roll with respect to the Property (herein referred to as the "Rent Roll") which sets forth: (i) the name of each Tenant; (ii) each Tenant's apartment; (iii) the current rent; (iv) the expiration date; (v) the rent actually collected; and (vi) the security deposit. The Rent Roll to be delivered to Buyer at the Closing will be made current as of the Closing Date.

     11. Buyer's/Seller's Representations. (a) Buyer hereby warrants, represents and agrees that the following are true as of the Effective Date and will be true on the Closing Date and shall survive the Closing Date:

          (i) Buyer is a duly organized and validly existing limited partnership under the laws of the State of New York, has all requisite power and authority to execute and deliver this Contract and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to consummate this Contract in accordance with the terms and conditions hereof, and all necessary actions of the Buyer have been taken to confer all necessary power and authority upon the persons executing this Contract and all documents which are contemplated by this Contract on behalf of Buyer, except that Seller acknowledges that it is a condition of Buyer's obligations hereunder that the Board of Directors of the general partner of Buyer approve this Contract on or before October 31, 1997, although it is understood and agreed that Buyer's sole right and remedy in the event such approval is not obtained by such date shall be the right to terminate this Contract and receive a refund of the Contract Deposit; and

          (ii) There is no litigation, action, proceeding or law suit pending against Buyer which might adversely effect Buyer's ability to consummate this Contract in accordance with the terms and provisions hereof.

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

     (b) Seller represents and warrants to Buyer that to the best of Seller's knowledge without any independent inquiry:

          (i)  There is no litigation, proceeding or
investigation pending or, to the best of Seller's knowledge, threatened against or affecting the Property that might affect or relate to the validity of this Contract, other than those fully covered by insurance;

          (ii) There is no pending condemnation of the Property or any part thereof;

          (iii) Until Closing, Seller shall make all reasonable efforts not to default under it obligations under the terms of the Tenant Leases encumbering the Property and under the Service Contracts, subject to Seller's sole but reasonable discretion in exercising its rights and remedies under the Tenant Leases and Service Contracts and at law and in equity, and Seller shall continue to operate the Property in a commercially reasonable manner;

          (iv) Seller shall permit Buyer to examine and copy all of the leases encumbering the Property, including all additions, amendments or modifications thereto as provided herein. Seller shall not accept any prepayment of any rent due under any such leases for a period greater than one (1) month in advance other than security deposits;

          (v) Seller has not received any written notice of any violations of Federal, state and local laws, ordinances, regulations, rules, orders or requirements according to or issued by any governmental authority having jurisdiction with respect to the Property.

     (c) Irrespective of anything to the contrary contained herein, the representations of Buyer and Seller herein contained shall expire and be of no further effect upon the expiration of six (6) months after Closing. This expiration shall not apply to any breach of representation which arises out of an intentional, material misrepresentation made by Buyer or Seller.

     (d) The phrase "to the best of Seller knowledge" or its equivalent shall be deemed to mean the personal and actual knowledge of Samuel Ginsburg.

     12. (a) Buyer is hereby granted a period commencing on the Effective Date and terminating on October 14, 1997 (herein referred to as the "Due Diligence Period") to inspect the Property, at Buyer's sole cost and expense. Seller hereby authorizes Buyer, upon reasonable notice and during reasonable business hours and provided Buyer is accompanied at all times with an authorized representative of Seller, to enter upon the Property in order to inspect the same. If Buyer elects not to acquire the Property pursuant to the terms and conditions hereof, Buyer must notify Seller in writing prior to 5:00 PM on October 31, 1997 (the "Due Diligence Expiration Date"). If such written notice is not delivered to Seller by Buyer prior to the Due Diligence Expiration Date, Buyer shall be obligated to close the transaction contemplated hereby pursuant to the terms and conditions hereof, and shall have and shall be deemed to have waived any and all rights to

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terminate this Contract pursuant to this paragraph.  In the event
Buyer does timely notify Seller in writing that it has elected to terminate this Contract, the Contract Deposit shall be returned to Buyer and this Contract shall be deemed to be terminated and neither party shall have any further rights against or obligations to the other, except as otherwise expressly provided in this Contract.

        (b) It is expressly agreed and understood that Buyer is purchasing the Property to be conveyed hereunder in its "as is" condition as of the date hereof and with all faults and Buyer hereby assumes the responsibility of all use, wear, tear and deterioration between the date of this Contract and the date of Closing, except that Seller shall continue to operate the Property in accordance with its current standard practice. It is understood and agreed that, except as specifically set forth in paragraph 11(b) herein above, Seller is not making and specifically disclaims any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to matters of title, zoning, tax consequences, bond financing, tax credits, physical or environmental conditions, occupancy, availability of access, ingress or egress, operating history or projections, valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property including, without limitation: (i) the value, condition, merchantability, marketability, profitability, suitability or fitness for a particular use or purpose of the Property, and (ii) the manner, quality, state of repair or lack of repair of the Property.
        Buyer agrees that with respect to the Property, Buyer has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller or any agent, broker, employee, servant, representative or affiliate of Seller. Buyer represents and warrants that it is a knowledgeable buyer of property and that it is relying solely on its own expertise and that of Buyer's consultants, and that Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not be revealed by any inspections or investigations which Buyer may perform. Buyer acknowledges and agrees that there are no oral agreements, warranties or representations collateral to or affecting the Property by Seller or any agent or affiliate of Seller or any third party. Buyer expressly agrees that the terms and conditions of this paragraph shall expressly survive the Closing and not merge therein and Seller is not liable or bound in any manner for any verbal or written statements, representations or information pertaining to the Property furnished by any agent, broker, employee, servant, representative or affiliate of Seller or any other person.

        (c) For and in consideration of the right to inspect the Property, Buyer agrees to restore any and all damage to the Property and/or any portion thereof caused by Buyer and/or Buyer's agents, representatives, brokers, contractors, subcontractors, employees and/or licensees and to indemnify, defend and hold Seller harmless from and against any and all suits, actions, proceedings, damages, losses, liabilities, liens, repairs, fees, costs and expenses (including reasonable attorneys' fees, costs and expenses) caused by Buyer or its agents, representatives, brokers, contractors, subcontractors, employees and/or licensees and/or arising out of and/or relating to Buyer's (and/or Buyer's agents', representatives', brokers', contractors', subcontractors', employees' and/or licensees') inspection, activities

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        and/or entrance on the Property.  The aforesaid obligation to restore and aforesaid indemnity shall survive the Closing or the earlier termination of this Contract.

     13.  Condemnation/Casualty.

        (a)  Buyer shall have no right
        to terminate this Contract in the event a casualty occurs, or in the event of the institution of any proceedings, judicial, administrative or otherwise, prior to Closing which shall relate to the proposed taking of any portion of the Property by eminent domain (or deed in lieu thereof), or in the event notice of such proceeding is given before Closing, or in the event of the taking of any portion of the Property by eminent domain (or deed in lieu thereof), prior to Closing. In the event of any of the foregoing, there shall be no reduction to the Purchase Price payable by Buyer hereunder and Seller, at Closing, shall assign and/or pay over to Buyer all proceeds and awards of such casualty or taking which Seller received after the Effective Date, less any amount which Seller may have been obligated to pay to any lender holding a mortgage on the Property or any portion thereof (to the extent such amount is not applied to reduction of loan principal), for repairs or restoration of the damage and/or in negotiating and obtaining the award or proceeds.

        (b) Upon the expiration of the Due Diligence Period, Seller shall not settle any claim with respect to any eminent domain proceeding concerning the Property or any part thereof without obtaining Buyer's prior written consent in each case, which consent shall not be unreasonably withheld, denied or delayed.

        (c) Seller hereby agrees to furnish Buyer with written notification of any such eminent domain proceeding within five
        (5) business days after receipt by Seller of notice of the same.

     14. Buyer's Default. Should Buyer default in the performance of (i) any of the terms of this Contract, except under paragraph 32 hereof, Seller's sole remedy with respect thereto shall be to receive immediately and retain the Contract Deposit paid on account of this Contract, together with any and all accrued interest thereon, as liquidated damages, whereupon this Contract shall become null and void, neither party having any further rights against the other, except as otherwise expressly provided in this Contract, and/or (ii) any of the terms of paragraph 32 of this Contract, Seller shall have the right to receive immediately and retain the Contract Deposit together with all interest earned thereon and in addition thereto shall have the right to pursue any and all other rights and/or remedies which Seller may have under this Contract, at law and/or in equity, including without limitation, compensatory and consequential damages. The foregoing notwithstanding, if Buyer's default consists of any act or failure to act, Seller shall give Buyer written notice describing such default and shall afford Buyer ten (10) days to cure such default before availing itself of Seller's remedy under this paragraph.

     15. Seller's Default. Should Seller default in the performance of any of the terms of this Contract, Buyer shall have the right to terminate this Contract by giving written notice of termination to Seller. If Buyer should elect to terminate this Contract, the Contract Deposit, with any and all accrued interest thereon, shall be immediately

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

refunded to Buyer. The foregoing notwithstanding, if Seller's default consists of any act or failure to act, Buyer shall give Seller written notice describing such default and shall afford Seller ten (10) days to cure such default before availing itself of Buyer's remedies under this paragraph.

     16. Notices. All notices given or required to be given hereunder shall be deemed to be duly given only if sent by registered or certified mail, return receipt requested and deposited postage prepaid in a post office branch or box regularly maintained or if sent by a reputable national overnight service (for next day delivery) addressed to the parties at their respective addresses set forth herein below or if sent by facsimile transmission to the numbers indicated below:

     If to Seller:       Ginsburg Development Corp.
                         245 Saw Mill River Road
                         Hawthorne, New York 10532
                         Attn:  Samuel Ginsburg
                         Fax:  (914) 747-1608

     With a copy to:     Mark D. Ginsburg, Esq.
                         Ginsburg & Redmond, P.C.
                         245 Saw Mill River Road
                         Hawthorne, New York 10532
                         Fax:  (914) 747-9893

     If to Buyer:        Home Properties of New York, L.P.
                         850 Clinton Square
                         Rochester, New York 14604
                         Attn:  Richard J. Crossed
                         Fax:  (716) 546-5433

     With a copy to:     Robin L. Stein, Esq.
                         Home Properties of New York, L.P.
                         850 Clinton Square
                         Rochester, New York 14604
                         Fax:  (716) 546-5433

or to such other address as either party may designate in accordance with this paragraph. Any such notice shall be deemed effective on the earlier of receipt (with acknowledgment) or the third business day after mailing or the next day after delivery to such overnight service or, in the case of a facsimile transmission, upon receipt of a statement indicating that the transmission was successfully completed, except that any notice of change of address shall be effective only upon actual receipt. The attorney for each party shall have the power to give any notice required or desired to be given under this Contract with the same force and effect as if the same had been given by such party.

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

     17.  Broker.

     (a) Each party hereto represents to the other that it has had no dealings with any broker, agent or finder in connection with this transaction.

          (b) Buyer and Seller each represents and warrants to the other that in the event any claim is made for a broker's commission or finder's fee as a result of acts or actions of one of them with respect to this transaction, the party because of whose acts or actions such claim is made (hereinafter referred to as the "Indemnitor"), its successor and assigns, hereby agrees to indemnify, defend and hold harmless the other party (hereinafter referred to as the "Indemnitee") from and against any and all loss, cost, damage, liability or expense (including reasonable attorney's fees and expenses) which Indemnitee may sustain, incur or be exposed to by reason of any such claim. The provisions of this subparagraph 17(b) shall survive the Closing or any earlier termination of this Contract.

     18. Modifications. This Contract may not be modified or supplemented except by an instrument in writing signed by the party to be charged or such party's attorney.

     19. No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations under this Contract shall be valid unless in writing and signed by the party to be charged or such party's attorney and no such waiver shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

     20. Governing Law/Waiver of Jury. This Contract and all transactions contemplated by this Contract shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Both Buyer and Seller hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Contract.

     21. Recordation. Buyer covenants and agrees that in no event will Buyer record or cause to be recorded this Contract or any memorandum thereof or any affidavit, assignment or other document relating to this Contract and that if Buyer breaches the provisions of this paragraph, Seller shall have the option of terminating this Contract and retaining the Contract Deposit as liquidated damages in addition to any other rights that Seller may have.

     22. Seller's Obligations: If Seller is unable to transfer title to Buyer in accordance with this Contract, Seller's sole obligation shall be to refund the Contract Deposit (or so much thereof as has been deposited) to Buyer. After the Contract Deposit (or so much thereof as has been deposited) is paid to Buyer, neither party shall have any rights or obligations to the other and this Contract shall be null and void, except as otherwise expressly provided in this Contract.

     23. Arms Length. This Contract and any exhibits hereto have been negotiated at arms length by Seller and Buyer and the parties hereto mutually agree that, for the purpose of construing the terms of this Contract or any of the exhibits hereto, neither party shall be deemed to have been responsible for the drafting thereof.

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

     24. Entire Agreement. All prior understandings, agreements and negotiations by and between the parties hereto are merged in this Contract, which also constitutes the entire agreement of the parties and shall inure to and bind the successors and permitted assigns of the respective parties hereto.

     25. Partial Invalidity. If any term or provision of this Contract or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Contract or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Contract shall be valid and enforceable to the fullest extent of the law.

     26. Headings. The headings of the paragraphs of this Contract have been inserted for convenience of reference only and shall not constitute a part hereof.

     27. Counterparts. This Contract may be signed by the parties in counterparts, both of which, when taken together, shall be deemed an original Contract.

     28. Cumulative Remedies. Each and every of the rights, benefits and remedies conferred by this Contract or any document executed pursuant to this Contract, are cumulative and shall not be exclusive of any other of said rights, remedies and benefits allowed by law or equity to the parties, subject, however, to the provisions of paragraphs 14 and 15 hereof.

     29. Attorneys' Fees. Seller and Buyer agree that, in the event of any litigation arising between the parties in connection with this Contract, the losing party shall be responsible for payment of the reasonable attorneys' fees of the successful party (at trial and all appellate levels).

     30. Survival. Buyer agrees that upon the delivery of the Deed at Closing for the Properties, it shall be deemed and considered as full compliance by Seller of all representations and warranties made by Seller in this Contract, if any, and all obligations and agreements by Seller to be performed unless expressly stated herein to survive.

     31. Assignment. This Contract may be assigned without the consent of Seller to a single-purpose entity of which Buyer is the general partner. This Contract otherwise may not be assigned by Buyer without the consent of Seller. In the event of any permitted assignment , the assignee must assume all of the obligations and liabilities of Buyer hereunder and in no event Buyer shall be released from any liability and/or obligations hereunder.

     32. Tax Deferred Exchange. Seller has advised Buyer of its intention to seek to effect a tax deferred exchange pursuant to
Section 1031 of the Internal Revenue Code, in connection with the conveyance of the Property (or any portion thereof). If Seller is able

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

to negotiate terms acceptable to Seller for the transfer or acquisition of an exchange property or properties, then Buyer agrees to accommodate Seller in seeking to effect a tax deferred exchange for that property or properties. Seller shall have the right, expressly reserved here, to transfer the Property (or any portion thereof) in exchange for such exchange property or exchange properties so identified by Seller so that Seller shall become the owner of the exchange property or properties and the owner of the exchange property or properties shall become the owner of the Property (or any portion thereof) subject to all obligations of Seller hereunder. The owner of the exchange property then shall complete this Contract. In the alternative, Buyer agrees to cooperate with Seller with respect to such exchange and agrees to execute all documentation required to effectuate such exchange, including, but not limited to, an Exchange Trust Agreement, Designation of Exchange Property and Notice of Assignment of Contract of Sale For Relinquished Property in accordance with the forms as set forth in Exhibit G annexed hereto and made a part hereof. Buyer makes no warranty whatsoever with respect to the qualification of the transaction for tax deferred exchange treatment under Section 1031 and Buyer shall have no responsibility, obligation or liability with respect to the tax consequences to Seller. Buyer's expenses with respect to the conveyance of the Properties shall be limited to the expenses as set forth in this Contract (although Buyer shall be responsible for its own attorneys' fees and expenses). The covenants and obligations contained in this Paragraph shall survive the Closing. Notwithstanding the foregoing, Seller agrees that the Deed conveying title to the Property from Seller to Buyer shall be executed and delivered directly by Seller in accordance with subparagraph 9(a)(i) herein above.

     33. Confidentiality. By executing this Agreement and except as otherwise provided herein, prior to Closing Seller agrees to keep any and all information with respect to the transactions contemplated under this Contract strictly confidential, and will not disclose any such information without the Buyer's prior written consent except as may be necessary to satisfy Seller's obligations hereunder and/or to close the transaction contemplated hereby.

     34. Financial Access. Seller will certify to Seller that its records accurately reflect the operation of the Property on a cash basis. Such certification shall be in substantially the same form as Exhibit J annexed hereto. Seller will provide access by Buyer's representatives, upon reasonable notice and during reasonable business hours to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Buyer's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure required to be filed with the Commission.

     35. Certificate of Occupancy. To the extent that any state or local laws or regulations require the issuance of a current Certificate of Occupancy in connection with the transfer of the Property, Seller shall use its reasonable best efforts to provide an unconditional Certificate of Occupancy at Closing, provided that Seller shall not be obligated to expend any sum in excess of $100,000 in connection with the issuance of

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such Certificate of Occupancy.  Seller shall have the right to terminate this Contract if, in Seller's sole but reasonable discretion, the cost to provide such Certificate of Occupancy will exceed $100,000.00. The foregoing notwithstanding, Buyer shall have the right (but not the obligation) to vitiate Seller's termination of this Contract pursuant to this paragraph by giving Seller written notice within five (5) days after Buyer's receipt of Seller's notice of termination that Buyer agrees to accept title to the Property without such Certificate of Occupancy, in which event, Seller shall give Buyer at Closing a credit against the Purchase Price in the amount of $100,000.00.

     IN WITNESS WHEREOF, this Contract has been duly executed by the parties hereto as of the day and year first above written.


                         SELLER:

                         HUDSON PALISADES ASSOCIATES,
                         a New York general partnership
                         By:

                         /s/ Samuel Ginsburg
                         -----------------------------
                         Samuel Ginsburg, General Partner


                         BUYER:
                         HOME PROPERTIES OF NEW YORK,
                         L.P., a New York limited partnership
                         By:  Home Properties of New York, Inc.,
                         its general partner
ATTEST
By:                      By:
/s/ Robin L. Stein       /s/ Ann M. McCormick (Seal)
------------------       --------------------------------
Name:Robin L. Stein      Ann M. McCormick
Title:Assistant Counsel  Vice President



The undersigned has executed this Contract solely to acknowledge receipt of the Contract Deposit and to confirm its acceptance of the duties of Escrow Agent as set forth in paragraph 2(a) hereof.

Lawyers Title Insurance Corporation
By:
/s/ Mack Marsh
-------------------------------
Name: Mack Marsh
Title Senior Vice President

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